Funko Reports Fourth Quarter and Fiscal 2019 Financial Results

Full Year Net Sales Increased 16% to $795 Million
Provides 2020 Outlook

EVERETT, Wash. March 5, 2020-- Funko, Inc. ("Funko,” or the “Company”) (Nasdaq: FNKO), a leading pop culture consumer products company, today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2019.

Full Year 2019 Financial Highlights
•Net sales increased 16% to $795.1 million
•Gross profit1 increased 11% to $282.5 million, and gross profit excluding a one-time charge of $16.8 million related to the write-down of inventory2 increased 17% to $299.3 million
•Gross margin1 of 35.5% and gross margin excluding the inventory write-down referenced above2 of 37.6%
•Net income of $27.8 million
•Adjusted EBITDA3 of $123.0 million and Adjusted EBITDA Margin3 of 15.5%
•Cash  flow from operations of $90.8 million

Full Year 2019 Operating Highlights
•Completed the strategic acquisition of world-class game design studio Forrest-Pruzan, creating Funko Games, and successfully entered the board game category
•Grew sales in the European region approximately 32% on a year-over-year basis
•Successfully grew sales of Loungefly products more than 60% on a year-over-year basis
•Unveiled an enhanced mobile app with robust new features and rolled out a fan loyalty program
•Opened Funko’s second flagship store in Hollywood, CA
•Reinforced Funko’s bench with new hires across the Company in operations, planning, supply chain and finance
_______________________
1Gross profit is calculated as net sales less cost of sales (exclusive of depreciation and amortization). Gross margin is calculated as net sales less cost of sales (exclusive of depreciation and amortization) as a percentage of net sales.
2Gross profit excluding the one-time inventory write-down and gross margin excluding the one-time inventory write-down are non-GAAP financial measures. Please see the “Non-GAAP Financial Measures” section for a reconciliation to the most directly comparable U.S. GAAP measure.
3Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA to the most directly comparable U.S. GAAP financial measures, please refer to the “Non-GAAP Financial Measures” section of this press release.

•Strengthened the Company’s balance sheet through the successful refinancing of Funko’s credit facilities

Brian Mariotti, Chief Executive Officer, stated, “Full year top line growth of 16% was driven by the underlying strength of Pop! Vinyl, growth in key geographic markets and the introduction of new products and categories. Although we closed the year with a difficult fourth quarter, we remain confident in the underlying strength of our business model and have a number of initiatives underway to drive growth in 2020. We have an exceptional line-up of games, toys and figures coming to market in the second half, unique evergreen retail programs and new products and partnerships in underpenetrated genres, including anime, sports and music.”
“Funko’s deep roots and expertise in all things pop culture provide us with a strong foundation for growth and expansion. As the proliferation of content continues to occur across pop culture, we believe Funko will be at the forefront. We are focused on building for scale – ensuring we have the tools and talent in place to drive a high level of execution, support our growth and deliver long-term shareholder value.”

Full Year 2019 Financial Results
Net sales grew 16% to $795.1 million in 2019 compared to $686.1 million in 2018. The year-over-year improvement was primarily driven by an increase in the number of active properties and strength in the U.S. and international markets.

In 2019, the number of active properties increased 20% to 804 from 672 in 2018 and net sales per active property decreased 3%. On a geographical basis, net sales in the United States increased 12% to $523.9 million and net sales internationally increased 23% to $271.2 million driven by strong growth in Europe. On a product category basis, net sales of figures increased 15% to $642.5 million. Net sales of other products increased 21% to $152.6 million, which reflects strong growth in our Loungefly products.

The tables below show the breakdown of net sales on a geographical and product category basis (in thousands):

	Twelve Months Ended December 31,		Period Over Period Change
	2019	2018	Dollar	Percentage
Net sales by geography:
United States	$523,897	$466,044	$57,853	12.4%
International	271,225	220,029	51,196	23.3%
Total net sales	$795,122	$686,073	$109,049	15.9%

	Twelve Months Ended December 31,		Period Over Period Change
	2019	2018	Dollar	Percentage
Net sales by product:
Figures	$642,531	$560,100	$82,431	14.7%
Other	152,591	125,973	26,618	21.1%
Total net sales	$795,122	$686,073	$109,049	15.9%
Gross margin1 in 2019 decreased 170 basis points to 35.5% compared to 37.2% in 2018, primarily due to a one-time charge of $16.8 million related to the write-down of inventory in the fourth quarter of 2019. Gross margin excluding the one-time inventory write down2 was 37.6%, an increase of 40 basis points compared to 2018. The year-over-year increase is primarily attributable to lower product costs as a percentage of net sales due to a mix shift toward higher margin products as well as a decrease in shipping and freight costs as a percentage of net sales, which was partially offset by higher duties as a percentage of net sales related to our Loungefly products.

SG&A expenses increased 25% to $193.8 million in 2019 compared to $155.3 million in 2018, primarily reflecting increased headcount, warehouse costs and marketing to support new product launches as well as new office, retail and warehouse facilities.

Net income in 2019 was $27.8 million compared to net income of $25.1 million in 2018 and Adjusted Net Income3 (non-GAAP) was $49.9 million in 2019 versus $39.5 million in 2018. Adjusted EBITDA3 in 2019 was $123.0 million and Adjusted EBITDA margin3 was 15.5%, compared to $113.5 million and 16.5%, respectively, in 2018. A reconciliation of these non-GAAP measures to GAAP is provided below.

Fourth Quarter 2019 Financial Results
Net sales decreased 8% to $213.6 million in the fourth quarter of 2019 compared to $233.2 million in the fourth quarter of 2018. The year-over-year decline was primarily driven by underperformance in more mature markets, including the U.S., Australia and Canada, and reflects three primary factors: softness at retail during the holiday season which led to a decrease in orders, underperformance in key tentpole properties, and difficult comparisons from the year ago period due to the strength of Fortnite which generated 12% of sales in the fourth quarter of 2018.

In the fourth quarter of 2019, the number of active properties increased 14% to 667 from 583 in the fourth quarter of 2018 and net sales per active property decreased 20%. On a geographical basis, net sales in the United States decreased 9% to $144.9 million and net sales internationally decreased 8% to $68.6 million due to declines in Australia and Canada, partially offset by strong growth in Europe. On a product category basis, net sales of figures decreased 10% to $170.2 million reflecting the overall softness at retail in the quarter. Net sales of other products decreased 3% to $43.3 million versus the fourth quarter of 2018, which reflects decreased sales in plush and accessories, partially offset by double digit growth in our Loungefly brand.

The tables below show the breakdown of net sales on a geographical and product category basis (in thousands):

	Three Months Ended December 31,		Period Over Period Change
	2019	2018	Dollar	Percentage
Net sales by geography:
United States	$144,932	$158,770	$(13,838)	(8.7)%
International	68,619	74,454	(5,835)	(7.8)%
Total net sales	$213,551	$233,224	$(19,673)	(8.4)%

	Three Months Ended December 31,		Period Over Period Change
	2019	2018	Dollar	Percentage
Net sales by product:
Figures	$170,204	$188,261	$(18,057)	(9.6)%
Other	43,347	44,963	(1,616)	(3.6)%
Total net sales	$213,551	$233,224	$(19,673)	(8.4)%

Gross margin1 in the fourth quarter of 2019 decreased 680 basis points to 29.2% compared to 36.0% in the fourth quarter of 2018, primarily due to a one-time charge of $16.8 million related to the write-down of inventory in the 2019 quarter. Gross margin excluding the one-time inventory write down2 was 37.1%, an increase of 110 basis points compared to the fourth quarter of 2018. The year-over-year increase is primarily attributable to lower product costs as a percentage of net sales due to a mix shift toward higher margin products, which was partially offset by higher duties as a percentage of net sales related to our Loungefly products.

SG&A expenses increased 27% to $57.3 million in the fourth quarter of 2019 compared to $45.0 million in the fourth quarter of 2018, primarily reflecting increased headcount, marketing spend to support new product launches, and the addition of new office, retail and warehouse facilities.

Net loss in the fourth quarter of 2019 was $6.3 million compared to net income of $15.5 million in the fourth quarter of 2018 and Adjusted Net Income3 (non-GAAP) was $8.9 million in the fourth quarter of 2019 versus $21.3 million in the fourth quarter of 2018. Adjusted EBITDA3 in the fourth quarter of 2019 was $25.7 million and Adjusted EBITDA margin3 was 12.0%, compared to $43.1 million and 18.5%, respectively, in the fourth quarter of 2018. A reconciliation of these non-GAAP measures to GAAP is provided below.

Balance Sheet Highlights
As of December 31, 2019, the Company had cash and cash equivalents of $25 million and total debt of $242 million. Inventories at year-end totaled $62 million, a decrease of 28% compared to a year ago, primarily reflecting an inventory write-down in the fourth quarter of 2019.

Jennifer Fall Jung, Chief Financial Officer, stated, “In 2019, we generated strong operating cash flow and strengthened our balance sheet, providing us with the financial flexibility to invest in our infrastructure and strategic growth opportunities. Looking at 2020, we expect to achieve top line growth in the range of 6% to 9%, and adjusted EBITDA margins of approximately 14%, which includes our current assumptions regarding the impact of the coronavirus crisis. Our adjusted EBITDA outlook reflects strong gross margin performance, offset by the investments we’re making to enhance our operations, drive efficiency and build scale in our model.”

2020 Outlook
In 2020, the Company expects the following:
•Net sales of $840.0 million to $865.0 million, representing 6% to 9% growth compared to 2019, including approximately 2 points of anticipated impact from the coronavirus;
•Adjusted EBITDA3 of $115.0 million to $125.0 million, representing Adjusted EBITDA margin of 13.7% to 14.5%;
•Adjusted Net Income3 of $43.3 million to $50.8 million, based on a blended tax rate of 25%; and
•Adjusted Earnings per Diluted Share3 of $0.85 per share to $1.00 per share, based on estimated adjusted average diluted shares outstanding of 51.0 million for the full year.

The Company’s 2020 outlook reflects its current assumptions regarding any potential effect of the novel coronavirus due to manufacturing disruptions and delayed shipments resulting from the crisis. Compared to 2019, the Company anticipates that net sales in the first quarter of 2020 will decline in the mid-teens and the first half of the year will decline mid-single digits, which includes the anticipated impact of manufacturing disruptions and delayed shipments.
Adjusted EBITDA and Adjusted EPS are non-GAAP measures. A table at the end of this release reconciles Funko’s outlook for the full year 2020 Adjusted EBITDA and Adjusted Earnings per Diluted Share guidance to the most directly comparable U.S. GAAP financial measures. Please refer to the “Non-GAAP Financial Measures” section of this press release.

Conference Call and Webcast
The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, March 5, 2020, to further discuss its fourth quarter results. Investors and analysts can participate on the conference call by dialing (833) 227-5847 or (647) 689-4074 and referencing passcode 6565388. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at investor.funko.com. The replay of the webcast will be available for one year.

About Funko
Headquartered in Everett, Washington, Funko is a leading pop culture consumer products company. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at https://funko.com/, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial results, the underlying trends in our business, the anticipated impact of the novel coronavirus outbreak on our business, growing demand for our products, our potential for growth, plans for investments in our business and expected enhancements to operations. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to execute our business strategy; our ability to maintain and realize the full value of our license agreements; the ongoing level of popularity of our products with consumers; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; our ability to manage our inventories; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; risks associated with counterfeit versions of our products; our ability to attract and retain qualified employees and maintain our corporate culture; our use of third-party manufacturing; risks associated with our international operations; changes in effective tax rates or tax law; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data or the electronic data of our customers to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and risks associated with our internal control over financial reporting. These and other important factors discussed under the caption

“Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:
Andrew Harless
Funko Investor Relations
investorrelations@funko.com

Media:
Jessica Piha-Grafstein
Funko Public Relations
jessicap@funko.com

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)
Net sales	$213,551	$233,224	$795,122	$686,073
Cost of sales (exclusive of depreciation and amortization shown separately below)	151,125	149,172	512,580	430,746
Selling, general, and administrative expenses	57,264	45,015	193,803	155,321
Acquisition transaction costs	—	—	—	28
Depreciation and amortization	10,999	10,204	42,126	39,116
Total operating expenses	219,388	204,391	748,509	625,211
Income (loss) from operations	(5,837)	28,833	46,613	60,862
Interest expense, net	2,887	4,509	14,342	21,739
Loss on extinguishment of debt	—	4,547	—	4,547
Other (income) expense, net	(448)	1,488	(25)	4,082
Income (loss) before income taxes	(8,276)	18,289	32,296	30,494
Income tax (benefit) expense	(1,988)	2,770	4,476	5,432
Net (loss) income	(6,288)	15,519	27,820	25,062
Less: net income (loss) attributable to non-controlling interests	(2,047)	10,292	16,095	17,599
Net income (loss) attributable to Funko, Inc.	$(4,241)	$5,227	$11,725	$7,463

Earnings (loss) per share of Class A common stock:
Basic	$(0.12)	$0.21	$0.38	$0.31
Diluted	$(0.12)	$0.20	$0.36	$0.29
Weighted average shares of Class A common stock outstanding:
Basic	34,883	24,821	30,898	23,821
Diluted	34,883	26,607	32,926	25,560

Funko, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
	2019	2018
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$25,229	$13,486
Accounts receivable, net	151,564	148,627
Inventory	62,124	86,622
Prepaid expenses and other current assets	20,280	11,904
Total current assets	259,197	260,639
Property and equipment, net	65,712	44,296
Operating lease right-of-use assets	62,901	—
Goodwill	124,835	116,078
Intangible assets, net	221,492	233,645
Deferred tax asset	57,547	7,407
Other assets	4,783	4,275
Total assets	$796,467	$666,340
Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$25,822	$20,000
Current portion long-term debt, net of unamortized discount	13,685	10,593
Current portion of operating lease liabilities	11,314	—
Accounts payable	42,531	36,130
Income taxes payable	637	4,492
Accrued royalties	34,625	39,020
Accrued expenses and other current liabilities	28,955	33,015
Total current liabilities	157,569	143,250

Operating lease liabilities, net of current portion	61,622	—
Deferred tax liability	341	5
Liabilities under tax receivable agreement, net of current portion	61,554	6,504
Deferred rent and other long-term liabilities	7,421	6,623
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 34,918 shares and 24,960 shares issued and outstanding as of December 31, 2019 and 2018, respectively	3	2
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 14,515 shares and 23,584 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1	2
Additional paid-in-capital	204,174	146,154
Accumulated other comprehensive income	791	(167)
Retained earnings	20,442	8,717
Total stockholders' equity attributable to Funko, Inc.	225,411	154,708
Non-controlling interests	79,733	138,546
Total stockholders' equity	305,144	293,254
Total liabilities and stockholders' equity	$796,467	$666,340

Funko, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018

	(In thousands)
Operating Activities
Net income	$27,820	$25,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	44,518	39,116
Equity-based compensation	13,044	9,140
Accretion of discount on long-term debt	952	1,414
Amortization of debt issuance costs	258	709
Loss on debt extinguishment	—	4,547
Deferred tax benefit	(2,293)	(964)
Other	635	4,288
Changes in operating assets and liabilities:
Accounts receivable, net	(3,969)	(36,139)
Inventory	25,372	(8,886)
Prepaid expenses and other assets	(5,824)	8,736
Accounts payable	4,629	(16,375)
Income taxes payable	(3,618)	2,177
Accrued royalties	(4,403)	13,495
Accrued expenses and other liabilities	(6,356)	3,671
Net cash provided by operating activities	90,765	49,991

Investing Activities
Purchase of property and equipment	(42,264)	(26,866)
Acquisitions, net of cash	(6,369)	(635)
Net cash used in investing activities	(48,633)	(27,501)

Financing Activities
Borrowings on line of credit	42,083	316,390
Payments on line of credit	(36,383)	(307,191)
Debt issuance costs	(411)	—
Proceeds from long-term debt, net	—	230,011
Payment of long-term debt	(11,750)	(231,338)
Payment of subordinated debt, net	—	—
Proceeds from subordinated debt, net	—	—
Contingent consideration	—	(2,500)
Contributions from members	—	—
Proceeds from initial public offering, net of underwriters discount and commissions	—	—
Proceeds from issuance of Class B common stock	—	—
Distributions to continuing equity owners	(23,923)	(20,441)
Payments under tax receivable agreement	(173)	—
Proceeds from exercise of equity-based options	2,217	23
Net cash provided by (used in) financing activities	(28,340)	(15,046)

Effect of exchange rates on cash and cash equivalents	(2,049)	(1,686)

Net increase in cash and cash equivalents	11,743	5,758
Cash and cash equivalents at beginning of period	13,486	7,728
Cash and cash equivalents at end of period	$25,229	$13,486

Funko, Inc. and Subsidiaries
Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define Adjusted Net Income as net income attributable to Funko, Inc. adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and further adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, non-cash charges related to equity-based compensation programs, loss on extinguishment of debt, acquisition transaction costs and other expenses, foreign currency transaction gains and losses, the Loungefly customs investigation and related costs, certain severance, relocation and related costs, tax receivable agreement liability adjustments, and other unusual or one-time items, and the income tax expense (benefit) effect of these adjustments. We define Adjusted Earnings per Diluted Share as Adjusted Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (1) the full exchange of all outstanding common units and options in FAH, LLC for newly issued-shares of Class A common stock of Funko, Inc. and (2) the dilutive effect of stock options and unvested common units, if any. We define EBITDA as net income (loss) before interest expense, net, income tax expense (benefit), depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for non-cash charges related to equity-based compensation programs, loss on extinguishment of debt, acquisition transaction costs and other expenses, the Loungefly customs investigation and related costs, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments and other unusual or one-time items. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales We caution investors that amounts presented in accordance with our definitions of Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate these measures in the same manner. We present Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Management uses Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.
By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our senior secured credit facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:

•such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
Due to these limitations, Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted EBITDA and Adjusted EBITDA margin include adjustments for non-cash charges related to equity-based compensation programs, loss on extinguishment of debt, acquisition transaction costs and other expenses, the Loungefly customs investigation and related costs, certain severance, relocation and related costs, foreign currency transaction gains and losses, tax receivable agreement liability adjustments and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.
In addition, this press release refers to the non-GAAP financial measures gross profit excluding the one-time inventory write-down and gross margin excluding the one-time inventory write-down. Gross profit excluding the one-time inventory write-down is calculated as net sales less cost of goods sold (exclusive of depreciation and amortization) less the $16.8 million charge related to the one-time inventory write-down in the fourth quarter of 2019. Gross margin excluding the one-time inventory write-down is calculated as net sales less cost of goods sold (exclusive of depreciation and amortization) less the $16.8 million charge related to the one-time inventory write-down as a percentage of net sales. Management believes that gross profit excluding the one-time inventory write-down and gross margin excluding the one-time inventory write-down provides useful information to investors because it assists investors in comparing our ongoing operating performance between periods.

The following table reconciles gross profit excluding the one-time inventory write-down and gross margin excluding the one-time inventory write-down to the most directly comparable U.S. GAAP financial performance measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(amounts in thousands)
Net sales	$213,551	$233,224	$795,122	$686,073
Cost of sales (exclusive of depreciation and amortization)	151,125	149,172	512,580	430,746
Gross profit(1)	$62,426	$84,052	$282,542	$255,327
Gross margin(1)	29.2%	36.0%	35.5%	37.2%
Adjustments:
One-time inventory write-down(2)	16,775	—	16,775	—
Gross profit excluding the one-time inventory write-down	$79,201	$84,052	$299,317	$255,327
Gross margin excluding the one-time inventory write-down	37.1%	36.0%	37.6%	37.2%

(1)
Gross profit is calculated as net sales less cost of sales (exclusive of depreciation and amortization). Gross margin is calculated as net sales less cost of sales (exclusive of depreciation and amortization) as a percentage of net sales.

(2)	Represents a one-time $16.8 million charge for the three and twelve months ended December 31, 2019 to cost of goods sold for additional inventory reserves to dispose of certain inventory items. This charge is incremental to normal course inventory reserves and was recorded as a result of the Company’s decision to dispose of slower moving inventory to increase operational capacity.

The following tables reconcile Adjusted Net Income, Adjusted Earnings per Diluted Share, EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)
Net income (loss) attributable to Funko, Inc.	$(4,241)	$5,227	$11,725	$7,463
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (1)	(2,047)	10,292	16,095	17,599
Equity-based compensation (2)	3,214	3,390	13,044	9,140
Loss on extinguishment of debt	—	4,547	—	4,547
Acquisition transaction costs and other expenses (3)	—	700	383	3,391
Customs investigation and related costs (4)	—	—	3,357	—
Certain severance, relocation and related costs (5)	559	—	739	1,031
Foreign currency transaction loss (6)	(600)	1,488	(177)	4,082
Tax receivable agreement liability adjustments	152	—	152	—
One-time inventory write-down (7)	16,775	—	16,775	—
Income tax expense (benefit) (8)	(4,944)	(4,334)	(12,166)	(7,739)
Adjusted net income	8,868	21,310	49,927	39,514
Adjusted net income margin (9)	4.2%	9.1%	6.3%	5.8%

Weighted-average shares of Class A common stock outstanding - basic	34,883	24,821	30,898	23,821
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	15,403	26,054	21,167	26,858
Adjusted weighted-average shares of Class A stock outstanding - diluted	50,286	50,875	52,065	50,679
Adjusted earnings per diluted share	$0.18	$0.42	$0.96	$0.78

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(amounts in thousands)
Net income	$(6,288)	$15,519	$27,820	$25,062
Interest expense, net	2,887	4,509	14,342	21,739
Income tax (benefit) expense	(1,988)	2,770	4,476	5,432
Depreciation and amortization	10,999	10,204	42,126	39,116
EBITDA	$5,610	$33,002	$88,764	$91,349
Adjustments:
Equity-based compensation (2)	3,214	3,390	13,044	9,140
Loss on extinguishment of debt	—	4,547	—	4,547
Acquisition transaction costs and other expenses (3)	—	700	383	3,391
Customs investigation and related costs (4)	—	—	3,357	—
Certain severance, relocation and related costs (5)	559	—	739	1,031
Foreign currency transaction (gain) loss (6)	(600)	1,488	(177)	4,082
One-time inventory write-down (7)	16,775	—	16,775	—
Tax receivable agreement liability adjustments	152	—	152	—
Adjusted EBITDA	$25,710	$43,127	$123,037	$113,540
Adjusted EBITDA margin (10)	12.0%	18.5%	15.5%	16.5%

(1)	Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock in periods in which income was attributable to non-controlling interests.
(2)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(3)	Represents legal, accounting, and other related costs incurred in connection with acquisitions and other potential transactions. Included for the twelve months ended December 31, 2018 is a one-time $2.0 million consent fee related to certain existing license agreements and $0.7 million for the recognition of a pre-acquisition contingency related to our Loungefly acquisition.
(4)	Represents legal, accounting and other related costs incurred in connection with the Company's investigation of the underpayment of customs duties at Loungefly. For the twelve months ended December 31, 2019, includes the accrual of a contingent liability of $0.5 million related to potential penalties that may be assessed by U.S. Customs in connection with the underpayment of customs duties at Loungefly.
(5)	Represents certain severance, relocation and related costs. For the three months and twelve months ended December 31, 2019, includes $0.4 million of severance costs incurred in connection with the departure of our former Chief Financial Officer as well as severance, relocation and related costs associated with the consolidation of our warehouse facilities in the United Kingdom. For the twelve months ended December 31, 2018, includes severance costs incurred in connection with the departure of certain members of senior management, including the founders of Loungefly.
(6)	Represents both unrealized and realized foreign currency losses on transactions other than in U.S. dollars.
(7)	Represents a one-time $16.8 million charge for the three and twelve months ended December 31, 2019 to cost of goods sold for additional inventory reserves to dispose of certain inventory items. This charge is incremental to normal course inventory reserves and was recorded as a result of the Company’s decision to dispose of slower moving inventory to increase operational capacity.
(8)	Represents the income tax expense effect of the above adjustments. This adjustment uses an effective tax rate of 25% for all periods presented.
(9)	Adjusted net income margin is calculated as Adjusted net income as a percentage of net sales.
(10)	Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.

Guidance Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings per Diluted Share

	Estimated Range for the Year Ending December 31, 2020
	(In millions, except per share amounts)
Net Sales	$840.0	$865.0

Net income	34.1	41.9
Interest expense, net	11.5	11.5
Income tax expense	9.6	11.8
Depreciation and amortization	45.8	45.8
EBITDA	$101.0	$111.0
Adjustments:
Equity-based compensation (1)	13.3	13.3
Certain severance, relocation and related costs (2)	0.7	0.7
Adjusted EBITDA	$115.0	$125.0
Adjusted EBITDA Margin (3)	13.7%	14.5%

Net income	$34.1	$41.9
Equity-based compensation (1)	13.3	13.3
Certain severance, relocation and related costs (2)	0.7	0.7
Income tax expense (4)	(4.8)	(5.1)
Adjusted net income	$43.3	$50.8

Weighted-average shares of Class A common stock outstanding	35.6	35.6
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	15.4	15.4
Adjusted weighted-average shares of Class A stock outstanding - diluted	51.0	51.0

Adjusted earnings per diluted share	$0.85	$1.00

(1)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(2)	Represents severance, relocation and related costs associated with the consolidation of our new warehouse facilities in the United Kingdom.
(3)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA as a percentage of net sales.
(4)	Represents the income tax expense effect of the above adjustments. This adjustment uses an effective tax rate of 25% for the year ending December 31, 2020.

Note: The Company is not able to provide the expected impact of unrealized and realized foreign currency gains and losses for the year ending December 31, 2020 on transactions without unreasonable efforts because the calculation for that change is primarily driven by changes in foreign currency exchange rates, principally British pounds and euros. Additionally, the impacts are also driven by fluctuations in product sales and operating expenses in each of those local currencies, which can fluctuate month to month. Therefore, the Company’s Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Diluted Share for the year ending December 31, 2020, including the above adjustments, may differ materially from that forecasted in the table above.